                                                                    EXHIBIT 12-2

 MCN INVESTMENT CORPORATION AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 (DOLLARS IN THOUSANDS)
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

                                           TWELVE MONTHS     TWELVE MONTHS     TWELVE MONTHS     TWELVE MONTHS     TWELVE MONTHS
                                               ENDED             ENDED             ENDED             ENDED             ENDED
                                          DECEMBER 31, 1998 DECEMBER 31, 1997 DECEMBER 31, 1996  DECEMBER 31, 1995 DECEMBER 31, 1994
                                            (Restated)*       (Restated)*
                                          ----------------- ----------------- -----------------  ----------------- -----------------

EARNINGS AS DEFINED (1) (4) (6)
Pre-tax income (loss) (2) (5)               $(170,668)            $16,034           $17,702            $  141          $(12,843)
Fixed charges (3)                              41,340              27,571            13,368             8,408               838
                                            ---------             -------           -------            ------          --------

     Earnings (loss) as defined             $(129,328)            $43,605           $31,070            $8,549          $(12,005)
                                            =========             =======           =======            ======          ========

FIXED CHARGES AS DEFINED (1) (4) (6)
Interest, expensed                          $  39,393             $26,305           $12,332            $7,857          $    513
Interest, capitalized                           6,133               2,521             1,180               945               443
Amortization of debt discounts, premium
     and expense                                1,655               1,115               938               506               268
Interest implicit in rentals                      292                 151                98                45                57
                                            ---------             -------           -------            ------          --------

     Fixed charges as defined               $  47,473             $30,092           $14,548            $9,353          $  1,281
                                            =========             =======           =======            ======          ========

Ratio of Earnings to Fixed Charges                                 $ 1.45              2.14
                                                                   ======          ========

Coverage Deficiency (7) (8)                 $ 176,801                                                 $   804           $13,286
                                            =========                                                  ======           =======
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* Certain amounts have been restated primarily to record cost of gas expense, including trading losses, in the appropriate accounting periods as described in Note 1b to the Consolidated Financial Statements.

(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN Investment and its majority-owned subsidiaries, (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period.

(4) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.

(5) In 1998, MCN Investment recorded two unusual charges, consisting of property write-downs and restructuring charges, totaling $141,872,000 pre-tax ($92,217,000 net of taxes).

(6) MCN has decided to sell its E&P properties and accordingly has classified this segment as a discontinued operation. Therefore, for purposes of calculating the Ratio of Earnings to Fixed Charges, E&P is excluded from the ratio for all periods presented.

(7) Earnings for the twelve-month period ended December 31, 1998, were not adequate to cover fixed charges. The amount of the coverage deficiency was $176,801,000.

(8) Earnings for the twelve-month period ended December 31, 1995 and 1994, were not adequate to cover fixed charges. The amount of the coverage deficiency was $804,000 and $13,286,000 for the twelve-month period ended December 31, 1995 and 1994, respectively.